CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2023, (the “Effective Date”), by and between XTI Aircraft Company, a Delaware corporation (the “Company”) and Playa Property Management, LLC, a Colorado limited liability company, d/b/a Springboard Ventures (the “Consultant”).
WITNESSETH:
WHEREAS, the Company desires to engage Consultant to perform executive consulting services, and Consultant desires to provide such consulting services to the Company, all in accordance with the terms of this Agreement;
WHEREAS, the Company expects that it will merge with Inpixon Inc., a Nevada corporation (“Inpixon”) and upon the closing of the merger Consultant will serve Inpixon as its chief financial officer pursuant to the terms of this Agreement or such other agreement as the parties may determine.
NOW, THEREFORE, in consideration of the forgoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Definitions.    As used herein, the following terms shall have the following respective meanings:
1.1Confidential Information. The term “Confidential Information” means all non-public, information (whether in oral or written form, whether electronically stored or otherwise) that is furnished, delivered or made available, whether before or after the Effective Date, by the Company or any of its subsidiaries or affiliates to Consultant (including, without limitation, the following types of information: business plans and proposals, financial information and projections, marketing plans and studies, pricing information, technical information, customer and supplier lists, internal business procedures and computer system passwords), together with all analyses, compilations, forecasts, studies or other documents prepared by Consultant which contain or reflect any such information. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant; (ii) was known to Consultant at the time of disclosure as shown by its records in existence at the time of disclosure; (iii) is independently developed by Consultant without use of information furnished by the Company and without violating any of the obligations arising hereunder; or (iv) is or becomes available to Consultant on a non-confidential basis from a source (other than the Company or its “Representatives” as defined in Section 2.2) which, to the best of Consultant’s knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company.
1.2Consultant Property. The term “Consultant Property” has the meaning ascribed thereto in Section 7.3.

1.3Services. The term “Services” means the consulting services to be rendered by Consultant to the Company pursuant to Section 2.1.
1.4SOW. The term “SOW” means the Statement of Work attached as Exhibit A.
1.5Work Product. The term “Work Product” means any work product, deliverable, idea, discovery, invention, improvement, process, design, software program, technique, configuration, methodology, know-how, original work of authorship or innovation of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by Consultant, either alone or jointly with others, in the course of or resulting from Consultant’s performance of the Services.
2.Engagement of Consultant.
2.1    Engagement; Scope of Services. The Company hereby engages Consultant as an independent consultant to perform the Services described in the SOW, and Consultant hereby accepts such engagement. Consultant agrees to perform the Services in a professional, workmanlike and timely manner to the Company’s satisfaction using the highest degree of skill, diligence and expertise. Consultant agrees to assign Brooke Martellaro to this engagement. No portion of the Services may be delegated to Consultant’s other employees or agents without the prior written consent of the Company which may be granted or withheld in the Company’s sole discretion.
2.2     Non-Exclusivity. The Company’s engagement of Consultant hereunder is not exclusive and shall not limit the Company’s right to engage third parties (including, without limitation, other consultants and/or independent contractors (individually, a “Representative” and collectively, “Representatives”) to render services of any nature to the Company. Equally, the engagement shall not limit the Consultant’s right to perform services for other third parties.
2.3     Acceptance of Services. The Company reserves the right to inspect the Services at any time prior to its acceptance thereof. If the Company determines that the Services do not conform to the provisions of this Agreement, the Company will so notify Consultant and Consultant will, as promptly as possible, correct such non-conforming Services at its sole expense. The foregoing procedure will be repeated until the Company, in the exercise of its sole discretion, accepts or finally rejects the non- conforming Services. If the Company finally rejects any non-conforming Services, Consultant will refund to the Company all fees previously paid by the Company with respect to such Services.
3.Compensation; Invoicing and Payment.
3.1     Compensation. In consideration of Consultant’s performance of the Services, the Company hereby agrees to pay Consultant the fees set forth in the SOW. Except as set forth in this Section 3.1, Consultant shall not be entitled to any compensation or benefit from the Company or any other party for the Services performed by Consultant hereunder. Without limiting the generality of the foregoing, Consultant acknowledges that the Company shall not provide Consultant with any insurance hereunder, including, without limitation, unemployment, medical, dental, worker’s compensation and/or disability insurance. Further, Consultant agrees that Consultant is solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services and receipt of payment under this Agreement. Company will report amounts paid to Consultant by filing the necessary Forms 1099 with the Internal Revenue Service, as required by law. Because Consultant is an independent contractor, Company will not withhold or make payments for Social Security, state or federal income tax, or withhold for any other reason; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on Independent Contractor’s behalf. Under no circumstance shall Consultant be treated as an employee for any purpose related to federal, state or local taxes.
3.2     Invoices and Payment.
3.2.1     Consultant hereby agrees to provide the Company with a timely invoice (no less frequent than monthly) detailing the Services actually performed by Consultant. Each invoice: (i) will be in such form and by such method as the Company may specify from time to time and (ii) will contain an itemized description of the Services rendered and all applicable charges and taxes (exclusive of taxes based on Consultant’s income). Consultant will be responsible for charging the correct taxes with respect to the Services identified on each invoice.
3.2.2     The Company will pay in U.S. Dollars the amount set forth in the SOW within the first ten (10) days of each month starting with the first month following the Effective Date of this Agreement. . Payment shall be made by electronic funds transfer. The Company’s payment of the retainer will not constitute acceptance of the Services described therein.
3.2.3     The Company will notify Consultant in writing of any dispute with respect to any invoice. The Company will not be required to pay any further retainer payments until such dispute is resolved.
3.2.4     All claims for money due or to become due to Consultant will be subject to deduction or set-off by the Company by reason of any claim the Company may have against Consultant, regardless of whether such claim relates to this Agreement.
3.2.5 Should the Company overpay, Consultant will return the overpayment to the Company within ten (10) days after its receipt thereof.
4.Representations, Warranties and Covenants. Consultant represents, warrants and covenants to the Company that: (i) Subject to Section 2.1, Services shall be performed solely by Brook Martellaro; (ii) Consultant will render the Services in a professional and workmanlike manner to the Company’s satisfaction; (iii) the Services will be fit and sufficient for the purposes expressed in or reasonably inferred from this Agreement; (iv) the Services will conform to any specifications described in the SOW; (v) the Services will be performed in accordance with the time commitments set forth in the SOW; (vi) Consultant has the requisite ownership rights and licenses to fully perform its obligations under this Agreement and to grant to the Company all rights with respect to the Work Product, free and clear from any and all liens, adverse claims, encumbrances and interests of any third party; (vii) there are no pending or threatened lawsuits, claims, disputes or actions (a) alleging that any Services infringe, violate or misappropriate any third party intellectual property rights or (b) adversely affecting any Services or Consultant’s ability to perform its obligations hereunder; (viii) the Services and the Work Product do not and will not violate, infringe, or misappropriate any patent, copyright, trademark, trade secret, or other intellectual property or proprietary right of any third party; (ix) Consultant’s execution and performance of this Agreement will not violate any provision of, or conflict with, any agreement or obligation to which Consultant is bound; and (x) this Agreement, when executed, will constitute a valid and legally binding obligation of Consultant, enforceable against Consultant in accordance with its terms.
5.Labor, Tools, Equipment and Materials. Except as otherwise agreed in writing by the Company, Consultant will be responsible for supplying all labor, tools, equipment and materials necessary to provide the Services, including any required licenses, bonds, and permits. Any tools, equipment or other items furnished by the Company to Consultant hereunder are and will remain the property of the Company. While in Consultant’s possession, Consultant will maintain all the Company property in good condition, will bear the risk of loss thereto, and will not use any the Company property for any purpose other than the provision of the Services.
6.Safety and Health Matters; Compliance With Laws and Company Policies.
6.1     Safety and Health; Accident Reports. The safety and health of Consultant’s employees and agents while on the Company’s premises will be the sole responsibility of Consultant. While on the Company’s premises, Consultant and its employees and agents will: (i) comply with all federal, state and local environmental, health and safety requirements, including those relating to the transportation, use and handling of hazardous materials and (ii) comply with all the Company rules and regulations. Consultant will immediately report any accident, injury-inducing occurrence or property damage arising from its performance of the Services. Consultant will provide the Company with copies of any safety, health or accident report that Consultant files with any third party with respect to its performance of the Services.
6.2     Compliance with Laws. Consultant will, at its expense, obtain all permits and licenses, pay all fees, and comply with all federal, state and local laws, ordinances, rules, regulations and orders applicable to Consultant’s performance of the Services.
6.3     Compliance with Company Policies. Consultant acknowledges receipt of the Company’s policies listed on the SOW and agrees to comply with such policies and such other policies as the Company may adopt from time to time.
7.Work Product.
7.1     Ownership. All Work Product will be promptly disclosed and furnished to the Company. All right, title and interest in the Work Product will vest in the Company and the Work Product will be deemed to be a work made for hire. To the extent it may not be considered a work made for hire, Consultant hereby assigns to the Company all right, title and interest in the Work Product, including all copyrights, patent rights, patents and applications therefor. Upon request, Consultant agrees to provide such assistance to the Company (including by executing assignments and other documents) as may reasonably be required to protect, convey and enforce the rights of the Company in and to the Work Product.
7.2     Moral Rights. Consultant hereby irrevocably and forever waives and agrees not to assert any moral rights which Consultant may have in any Work Product (including, without limitation, any right of paternity or integrity, any right to claim authorship of such Work Product, any right to object to any distortion, mutilation or modification of such Work Product or any similar right, whether existing under any United States or any foreign law).
7.3     Exclusion. Notwithstanding the foregoing, Consultant will retain all right, title and interest in and to all software, software development tools, methodologies, algorithms, databases designs, processes and other original works of authorship that have been developed by Consultant prior to the Effective Date (“Consultant Property”). To the extent the Work Product includes Consultant Property, Consultant hereby grants to the Company an unrestricted, non-exclusive, royalty-free, perpetual, sublicenseable, irrevocable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works of, perform, display and disclose such Consultant Property.
8.Confidential Information.
8.1     Nondisclosure. Consultant will: (i) not use Confidential Information for any purpose other than the fulfillment of its obligations under this Agreement; (ii) not disclose Confidential Information to any third party without the prior written consent of the Company (except as set forth in Section 8.2); and (iii) protect and treat all Confidential Information with the same degree of care as it uses to protect its own confidential information of like importance, but in no event with less than reasonable care. Notwithstanding the foregoing, Consultant may disclose Confidential Information to those of its employees or agents who: (i) have a “need to know” such Confidential Information for the purpose of rendering the Services; (ii) are informed of the confidential nature of such Confidential Information; and (iii) are bound to observe and act in accordance with the terms of this Section 8. Consultant will be responsible for any breach of this Section 8 by its owners, officers, employees, and/or agents.
8.2     Required Disclosure. In the event Consultant is requested or required, pursuant to applicable law, regulation or legal process, to disclose any Confidential Information, Consultant shall notify the Company as promptly as practicable so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement. In such event, Consultant shall, at its own expense, cooperate with the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is promptly obtained, or that the Company does not waive compliance with the terms of this Agreement, Consultant shall: (i) furnish only that portion of the Confidential Information which Consultant is advised by counsel is legally required and (ii) exercise all reasonable efforts to obtain reliable assurances that the Confidential Information so furnished will be accorded confidential treatment.
8.3     Return of Confidential Information. Upon expiration or termination of this Agreement, or at any time upon the Company’s request, Consultant will, as promptly as practicable and at the Company’s discretion, either return or destroy all Confidential Information, in whole or in part, in whatever format, including any copies thereof.
8.4     Breach. Consultant acknowledges that in the event of any breach of this Section 8 by Consultant or its employees and/or agents, the extent of the Company’s damages would be difficult or impossible to ascertain and there would be available to the Company no adequate remedy at law. Accordingly, without prejudice to any other rights and remedies otherwise available to the Company, Consultant agrees that in the event of any such breach: (i) the Company will be entitled to injunctive or other equitable relief without the necessity of proving actual damages in connection with such breach and (ii) Consultant hereby irrevocably waives any requirement for the securing or posting of any bond in connection with such injunctive or equitable relief.
9.Indemnification. Consultant will indemnify and hold harmless the Company (including its officers, directors employees and/or Affiliates) from and against any and all losses, costs, claims, demands, expenses or liabilities of every kind and character (including, without limitation, attorneys’ fees and awarded damages) incurred by the Company as a result of or arising from: (i) Consultant’s performance of the Services; (ii) any breach by Consultant of its representations, warranties or covenants hereunder; (iii) the negligence or willful misconduct of

Consultant or any of its employees or agents; and (iv) any claim that the Services or any Work Product, or their use by the Company, infringe, violate or misappropriate any copyright, trademark, patent, trade secret or other intellectual property right of any third party.
10.Insurance. Consultant will at all times during the term of this Agreement carry and maintain: (i) the insurance coverage, if any, described in the SOW and (ii) such additional insurance coverage as may be required by law. Upon the Company’s request, Consultant shall forward to the Company certificate(s) of such insurance coverage. Such certificate(s) shall: (i) name the Company as an additional insured under the relevant policies and (ii) provide that the Company shall receive thirty (30) days prior written notification of any cancellation or material modification to any such policy.
11.Advertising and Publicity. Consultant will not use the Company’s name, marks, codes, drawings or specifications in any advertising, press release, promotional effort or publicity of any kind without the Company’s prior written consent.
12.Term and Termination.
12.1     Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2025, unless sooner terminated as provided in Section 12.2. This Agreement may be extended by mutual consent, evidenced by an amendment to the Agreement if desired. This term can be revisited, if both parties agree to it.
12.2     Termination. This Agreement may be terminated:
12.2.1 By Consultant or the Company, immediately upon written notice of termination, in the event of a material breach of this Agreement by the other party, if such breach continues uncured for a period of ten (10) days after written notice of such breach (in which event if the Company is in breach, Company agrees to compensate Consultant two months’ retainer);
12.2.2 By Consultant or the Company for its convenience upon sixty (60) days’ prior written notice to the other party (in which event Consultant will be entitled to payment for all Services performed and accepted through the effective date of such termination);
12.2.3 Automatically and without notice: (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings; (ii) upon either party’s making of an assignment for the benefit of creditors; or (iii) upon either party’s dissolution or ceasing to do business;
12.2.4 By an executed written agreement between Consultant and the Company.
13.Nature of Relationship. The parties hereto expressly agree that Consultant is performing the Services as an independent contractor of the Company and not as an officer, employee, partner or agent of the Company. Consultant will have no right or authority to assume or create any obligation of any kind or to make any representation or warranty, whether expressed or implied, on behalf of the Company or to bind the Company in any respect whatsoever.

14.Non-solicitation. During the term of this Agreement and for a period of one (1) year following its expiration or termination, Consultant will not, directly or indirectly: (i) solicit for purposes of employment, offer to hire or employ any employee of the Company with whom Consultant has had contact or who became known to Consultant in connection with its performance of the Services or (ii) solicit, induce or otherwise encourage any such person to discontinue or cancel his or her relationship (contractual or otherwise) with the Company. Notwithstanding the foregoing, Consultant shall not be prevented from employing any such person who contacts Consultant on his or her own initiative as a result of general advertising and without any direct or indirect solicitation by or encouragement from Consultant.
15.Miscellaneous.
15.1     Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect: (i) such provision shall be fully severable; (ii) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a portion of this Agreement; and (iii) the remaining provisions of this Agreement shall not be affected by such invalid, illegal or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such invalid, illegal or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in substance to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.
15.2     Dispute Resolution.
15.2.1 Except as provided in Section 15.2.2, any dispute, controversy or claim arising out of or relating to this Agreement, the breach or interpretation thereof or Consultant’s engagement with the Company shall be settled exclusively by arbitration conducted before an arbitrator in the Denver, Colorado, metropolitan area in accordance with the then prevailing rules of the American Arbitration Association. Judgment may be entered on the arbitration award in any court having jurisdiction. Within fifteen (15) days after either party notifies the other in writing that there is a dispute or controversy arising hereunder, the parties shall select an arbitrator. If the parties are unable to agree on an arbitrator within such fifteen (15) day period, the arbitrator shall be selected by the American Arbitration Association. Only an individual who is: (i) a lawyer engaged in the full-time practice of law and (ii) on the American Arbitration Association register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable. All costs of arbitration shall be borne by the losing party, unless the arbitrator determines there is no prevailing party, in which case such costs should be allocated equally between the parties. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 15.2.1, the non-prevailing party shall be required to pay the reasonable attorneys’ fees and expenses of the prevailing party, unless the arbitrator or court determines there is no prevailing party, in which case each party will pay its own attorneys’ fees and expenses.
15.2.2 Notwithstanding the provisions of Section 15.2.1, in the event Consultant breaches its obligations under Section 8, the Company shall immediately be entitled to obtain injunctive or other equitable relief in any court of competent jurisdiction.
15.3     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of law.
15.4     Assignment Restrictions. This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Consultant shall not be entitled to assign or transfer any or all of his, her or its rights or obligations hereunder without the prior written consent of the Company. Any attempted assignment or transfer which is made in violation of this Section 15.4 shall be null and void and shall be deemed a material breach of this Agreement.
15.5     Binding Effect; Amendment. This Agreement (together with the SOW) constitutes the entire agreement between the Company and Consultant regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and communications between the Company and Consultant regarding the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. Neither this Agreement nor any Exhibit hereto may be modified or amended except by a written instrument executed by both the Company and Consultant.
15.6     Time Is Of The Essence. Consultant agrees that time is of the essence with respect to the performance of its obligations hereunder.
15.7     Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person or by courier or e-mail transmission (with such email transmission confirmed by sending a copy of such notice or other communication by courier or certified mail) or by certified mail, return receipt requested, to the parties at the following addresses (or at such other address as shall be specified by like notice):
If to the Company, to:
Mara Babin
[***]
If to Consultant, to the address set forth on the signature page hereto.
15.8     Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.
15.9 Counterparts; Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic photocopy (i.e., a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.
15.10     Interpretation. Unless the context requires otherwise: (i) “or” is disjunctive but not necessarily exclusive; (ii) words in the singular include the plural and vice versa; and (iii) the use of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require.
15.11     Survival. The respective rights and obligations of the parties under Sections 7, 8, 9, 11, 13, 14, 15.1, 15.2, 15.3, 15.5, 15.7, 15.8, 15.10 and 15.11 of this Agreement shall survive the termination or expiration of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

XTI AIRCRAFT COMPANY		PLAYA PROPERT MANAGEMENT, LLC dba SPRINGBOARD VENTURES, LLC

By:	/s/ Scott Pomeroy	By:	/s/ Brooke Martellaro

Name:	Scott Pomeroy	Name:	Brooke Martellaro

Title:	CFO	Title:	Principal

		Address:	[***]
		Attention:	Brooke Martellaro
		Email:	[***]

EXHIBIT A TO CONSULTING AGREEMENT
STATEMENT OF WORK
1.Scope of Services. Consultant will provide the following Services, as requested by the Company:
Within the scope of 20 hours per week:
•Partner with the CEO to plan and execute the vision of the company.
•Provide senior financial reporting leadership for Company while gaining familiarity with Company personnel, plans, and operations.
•Oversee the Company’s internal fiscal activity including budgeting, financial reporting, and auditing.
•Analyze operational requirements and formulate plans to ensure ample capital and maximize enterprise value.
•Assure all legal and regulatory documents are filed in a timely and accurate manner.
•Maintain clear and consistent communication with capital markets.
•Monitor compliance with all current laws and regulations.
•Implement requisite business processes, systems, and programs.
The Scope of Services may be modified at the mutual agreement of both parties.
2.Specifications/Performance Standards. Consultant will render the Services in accordance with the following specifications and/or performance standards: All services will be subject to on-going approval by the Company. Consultant will maintain an active Colorado CPA license.
3.Service Fees. In consideration for the Services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, during the Term, Company will pay Consultant a monthly retainer of $22,500 (the “Retainer”), to be paid within the first ten (10) days of each month, starting with the first month following the Effective Date of this Agreement. Consultant will submit invoices to the Company monthly, and the invoices shall contain at a minimum an accounting of activities performed and corresponding hours spent during the relevant period.
Company and Consultant may revisit this fee structure at any time.
4.Expenses. The Company agrees to reimburse Consultant for all reasonable expenses (including, without limitation, travel, lodging, meal, telephone and other direct and/or associated expenses and costs) incurred by Consultant in the performance of the Services. Notwithstanding the foregoing, Consultant shall obtain the Company’s written consent prior to incurring any single item of expense in excess of $300.00. Consultant’s invoices for reimbursable expenses shall be accompanied by an itemized account of such expenses, together with copies of receipts relating thereto.
5.Insurance. Consultant will maintain the following insurance coverage throughout the term of the Agreement:
(i)Commercial General Liability insurance to insure Consultant against claims for damages arising by reason of its activities performed under this Agreement, including premises and operations coverage, products and completed operations, broad form property damage or equivalent coverage, coverage for independent contractors, personal injury coverage and blanket contractual liability. Such coverage shall have a limit of not less than be One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) annual aggregate.
(ii)Automobile liability insurance with limits of liability not less than the greater of statutorily required limits or $300,000.00 for each occurrence.
(iii)Workers compensation insurance that meets the applicable state statutory limits.